                                                             EXHIBIT 12.1
                                                             ____________

                                                 KRANZCO REALTY TRUST AND SUBSIDIARIES
                                                  RATIO OF EARNINGS TO FIXED CHARGES
                                                           ($ in thousands)



                                               KRANZCO REALTY TRUST                            KRANZCO
                                               ____________________                           CONTROLLED
                                                                                              PROPERTIES
                                                        For the 12 months            ------------------------------
                             Three months               ended December 31,            November 19-    January 1-
                                Ended        __________________________________       December 31,    November 18,
                            March 31, 1997   1996       1995      1994     1993          1992           1992
                            ______________   ____       ____      ____     ____      ____________    ____________
EARNINGS
Net Income (Loss)             $2,466         $ 8,536(1) $ 9,877   $ 9,867  $  9,944   $  826           $    21

Plus:
1) Interest expense            4,486           17,069    16,208    10,469     8,877     1,064            2,512
2) Amortization of debt costs    123              667       964       960     1,164        68              106
                               -----           ------    ------    ------     -----     -----            -----

   Total Earnings             $7,075          $26,272   $27,049   $21,296   $19,985    $1,958           $2,639
                              ------          -------   -------   -------   -------    ------           ------
FIXED CHARGES
1) Interest expense           $4,594          $17,320   $16,529   $11,405   $ 8,877    $1,064           $2,512
2) Amortization of debt
     costs                       123              667       960       906     1,164        68              106
3) Distributions on
     Preferred Shares            465              695       485         0         0         0                0
                              ------          -------   -------   -------   -------    ------           ------

   Total Fixed Charges        $5,182          $18,682   $17,978   $12,365   $10,041    $1,132           $2,618

Ratio of Earnings to
Fixed Charges                   1.37             1.41(1)   1.50      1.72      1.99      1.73             1.01
                                ====             ====      ====      ====      ====      ====             ====

_______________________
(1)  Excludes $11,052 extraordinary loss on debt refinancing.